Exhibit 99

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT REINSTATES CASH DIVIDEND

Bethesda, Md. – February 4, 2010 - Marriott International, Inc., “Marriott,” (NYSE: MAR) today announced that its board of directors has declared the issuance of a cash dividend in the amount of four cents ($0.04) per share on each share of Class A common stock outstanding of the company, payable on April 9, 2010 to shareholders of record on February 19, 2010.

Arne Sorenson, president and chief operating officer, said, “Given the level of economic uncertainty and the higher leverage ratios faced by the company in 2009, the board of directors decided it would be prudent to pay the last three quarterly dividends in stock rather than cash. Through operating cash flow, reductions in investment activity and other cash management, the company was able to reduce its total debt levels by almost $800 million, to $2.3 billion, by year-end 2009. With this debt reduction, the board of directors has agreed with management’s recommendation to return to a cash dividend.”

Shareholders will not be required to take any action as the company transitions from a stock to a cash dividend. Checks will be generated reflecting both share amounts in investors’ book entry accounts and where shares are held in a brokerage account in the name of a broker. The cash dividend is administered by BNY Mellon Shareowner Services, the company’s transfer agent.

MARRIOTT INTERNATIONAL, Inc. (NYSE:MAR) is a leading lodging company with more than 3,300 lodging properties in 68 countries and territories. The company is headquartered in Bethesda, Maryland, USA, and had approximately 146,000 employees at 2008 year-end. It is recognized by FORTUNE® as one of the best companies to work for, and by the U.S. Environmental Protection Agency (EPA) as Partner of the Year since 2004. In fiscal year 2008, Marriott International reported sales from continuing operations of nearly $13 billion. For more information or reservations, please visit our web site at www.marriott.com. For an interactive online version of Marriott’s 2008 Annual Report, which includes a short video message from Chairman and CEO J.W. Marriott, Jr., visit www.marriott.com/investor.

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